Exhibit 99.4

Internal Silverback Email Communication and FAQ

July 21, 2022

Dear Colleagues,

This afternoon, we announced that earlier today, Silverback Therapeutics, Inc. (“Silverback”) signed an agreement to merge with ARS Pharmaceuticals, Inc. (“ARS”), a San Diego-based biopharmaceutical company developing an intranasally administered epinephrine product called neffy™, the first no-needle, no-injection solution for Type I allergic reactions.

A copy of the press release is attached to this email. A replay of the webcast discussing this announcement taking place at 2 PM this afternoon will be available on the Investors & Media section of Silverback’s website at https://ir.silverbacktx.com and will be archived for 30 days following the presentation.

A great deal of thought and consideration from Silverback’s Board of Directors and executive management team went into this decision. Following a comprehensive review of strategic options available to Silverback, the Board unanimously supported a merger with ARS and believes that this transaction is likely to be more beneficial to Silverback’s stockholders than the potential value that might result from any other strategic option available to Silverback.

As a result of this anticipated transaction, we are implementing a reduction-in-force of the majority of our valued troop members starting tomorrow, July 22, 2022. The remaining team members will focus on cleaning out laboratory and office spaces, closing of the merger, and exploring opportunities to divest our preclinical assets. These employees, including management, will generally depart the organization on a rolling basis as activities are completed.

We have assembled a frequently asked questions (FAQ) document to help guide you through questions you may have about these developments, which is also attached. As always, Valerie, Jonathan, Jeff, and I are available to answer any questions you may have.

I have enjoyed working with each of you and I am proud that you were always steadfast to our values; Science-based, Bold, and Tenacious. I hope you get to know ARS and their product, neffy™, as I think you will agree with me that it is true to our motto, “Victory for Patients.” On behalf of the Silverback leadership team, thank you for your commitment to our company.

Thank you,

Laura

FAQ about Silverback - ARS Merger

What does this mean for Silverback?

Silverback and ARS have entered into a definitive agreement under which ARS will merge with Silverback in an all-stock transaction. The combined company will focus on the potential regulatory approval and commercialization of neffy™, ARS’s investigational epinephrine nasal spray for the treatment of Type I allergic reactions including anaphylaxis.

What will be the impact of the merger on the employees of Silverback?

Since the combined company after the merger will be focused on ARS’ product, most Silverback employees will depart the organization on July 22nd, with the remaining employees generally departing the organization on a rolling basis as close-out activities are completed, including the cleaning out of our laboratories and associated space.

We will be offering severance packages to all employees based on level of position and tenure with Silverback, which include severance pay, paid COBRA, and outplacement services. The severance package and considerations are contingent upon employees signing (and not rescinding) a separation and release agreement. In addition, employees will be paid accrued and unused vacation (up to 80 hours for WA based employees) on their final check.

What will happen with the Silverback pipeline, including SBT8230 and the preclinical programs?

Silverback’s internal programs are not expected to be a part of the combined company. Apart from closing the merger with ARS, Silverback will focus on exploring opportunities to divest our legacy programs, including SBT8230 and our discovery programs rather than advance them further or continue activities ourselves.

How will this impact my stock options and RSUs?

In general,

1)

Your vested options as of your employment separation date will remain exercisable for 90 days for any grants made under the 2016 Equity Incentive Plan and three months for any grants under the 2020 Equity Incentive Plan. After such time any unexercised options will be forfeited.

2)

Your unvested options and RSUs will be forfeited immediately as of your employment separation date. However, if you received an award of options and RSUs with a grant date of May 2, 2022, these awards fully accelerate when your employment terminates and, as such, are considered fully vested as of your employment separation date. Therefore, these options are treated in the same manner as your vested options in #1 above. In regard to the RSUs, the issuance of shares to you as a result of their vesting will appear in E*TRADE approximately two business days after your employment separation date in order to allow time for the sell-to-cover process to complete. As a reminder, the sell-to-cover process is required in connection with the vesting of your RSUs and results in the sale of a portion of your issued shares in order to cover your required income and payroll tax withholdings.

Additional information will be included in your exit paperwork provided at the time of your departure.

Please note this is for informational purposes only, so you should consult a tax and/or financial advisor as you make decisions about exercising your options and selling any shares of Silverback common stock you receive upon such exercise. Specifically, we encourage you to speak with your tax adviser BEFORE exercising and selling to understand the consequences of such actions (e.g., a potential change in your year-end tax liabilities) and to get help with your tax returns. Finally, we also recommend that you read the Company equity incentive plan documents and prospectus, which are available online at E*TRADE.

Who is ARS?

ARS is a San Diego-based pharmaceutical company dedicated to empowering at-risk patients and caregivers to better protect themselves from severe allergic reactions that could lead to anaphylaxis. The company is developing neffy™, an intranasal epinephrine product in clinical development for patients and their caregivers with Type I allergic reactions including food, medications and insect bites that could lead to life-threatening anaphylaxis.

Can you outline why this merger makes sense now and over the long term?

Beginning in April of 2022, the Silverback Board of Directors asked management to initiate a process to evaluate alternatives for the company, including strategic mergers and acquisitions, asset acquisitions and sales, remaining a standalone company pursuing a limited pipeline focusing on SBT8230 and preclinical programs, and a liquidation to distribute available cash. The goal of this evaluation was to identify the opportunity that would, in the Silverback Board of Director’s opinion, create the most value for Silverback’s stockholders.

After a thorough review of strategic alternatives by the Silverback Board of Directors, including discussions with Silverback senior management, financial advisors, and legal counsel, the Silverback Board of Directors unanimously supported a merger with ARS and believes that this transaction is likely to be more beneficial to Silverback’s stockholders than the potential value that might result from any other strategic option available to Silverback.

Why did Silverback choose to merge with ARS Pharma?

After a thorough review of strategic alternatives by Silverback’s Board of Directors, including discussions with Silverback senior management, financial advisors, and legal counsel, the Board unanimously supported a merger with ARS and believes that this transaction is likely to be more beneficial to Silverback’s stockholders than the potential value that might result from any other strategic option available to Silverback.

Silverback stockholders should be excited about this transaction for several reasons. ARS has been developing neffy™, a potential first-in-class no-needle, no-injection solution for Type I allergic reactions that is expected to launch in the U.S. in 2023, if approved. The product offers a clear value proposition over epinephrine injection devices, in a sizable potential market. Importantly, ARS is led by a highly experienced management team that has a proven track record developing and commercializing internasal and consumer-driven medicines. This transaction has the potential to create value for the stockholders of the combined company and is an opportunity for Silverback’s stockholders to participate in the potential growth of the combined company.

What are the final terms of the deal?

Silverback equity holders are expected to own approximately 37% of the combined company and pre-merger ARS equity holders will own approximately 63% of the combined company, on a fully diluted basis using the treasury stock method and assuming that Silverback’s net cash at closing is $240 million. The percentage of the combined company that Silverback’s stockholders will own as of the close of the transaction is subject to certain adjustments, including based on the amount of Silverback’s net cash at closing.

What is the approval process for the merger and when will the transaction close?

The closing conditions include the approval by the stockholders of each company. The transaction has already been unanimously approved by the board of directors of both companies. We expect to close the merger in the fourth quarter of 2022.

What can I communicate externally, to vendors and partners we work with etc.?

Our press release issued on the afternoon of July 21, 2022, may be shared with vendors and partners.

Who can I contact if I have further questions?

For Human Resources and benefits questions, please contact [***]

For pay related questions, please contact [***]

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, statements regarding expected timing, completion, effects and potential benefits of the proposed merger; the expected ownership percentages in the combined company; Silverback’s plans with respect to its reduction in workforce and the estimated timing related thereto; certain severance and other benefits that may become payable to Silverback’s employees upon their termination; the design and potential benefits of neffy™; the expected timing of the commercial launch of neffy™; the potential market opportunity for neffy™; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Silverback’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the proposed merger in a timely manner or at all; the satisfaction (or waiver) of closing conditions to the consummation of the proposed merger, including with respect to the approval of Silverback’s stockholders; potential delays in consummating the proposed merger; the ability of the combined company to timely and successfully achieve the anticipated benefits of the proposed merger; the impact of health epidemics, including the COVID-19 pandemic, on the parties’ respective businesses and the actions the parties may take in response thereto; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the proposed merger on Silverback’s business relationships, operating results and business generally; costs related to proposed merger; the outcome of any legal proceedings that may be instituted against Silverback, ARS or any of their respective directors or officers related to the merger agreement or the proposed merger; the ability to obtain and maintain regulatory approval for neffy™; results from clinical trials may not be indicative of results that may be observed in the future; potential safety and other complications from neffy™; the labelling for neffy™, if approved; the scope, progress and expansion of developing and commercializing neffy™; the size and growth of the market therefor and the rate and degree of market acceptance thereof vis-à-vis intramuscular injectable products; the combined company’s ability to protect its intellectual property position; and the impact of government laws and regulations. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in Silverback’s most recent filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov.

These documents can be accessed on Silverback’s web page at https://ir.silverbacktx.com/ by clicking on the link “Financials & Filings.”

The forward-looking statements included in this communication are made only as of the date hereof. Silverback assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Silverback intends to file with the SEC preliminary and definitive proxy statements relating to the proposed merger and other relevant documents. The definitive proxy statement will be mailed to Silverback’s stockholders as of a record date to be established for voting on the proposed merger and any other matters to be voted on at the special meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS, ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SILVERBACK, ARS, AND THE PROPOSED MERGER. Investors and security holders may obtain free copies of these documents (when they are available) on the SEC’s web site at www.sec.gov, on Silverback’s website at https://ir.silverbacktx.com/ or by contacting Silverback’s Investor Relations via email at IR@silverbacktx.com or by telephone at (206) 736-7946.

Participants in the Solicitation

Silverback and its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from the stockholders of Silverback in connection with the proposed merger and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers will be included in the preliminary and definitive proxy statements (when available). Additional information regarding such directors and executive officers is included in Silverback’s definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of the Stockholders, which was filed with the SEC on April 28, 2022.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Silverback’s stockholders in connection with the proposed merger and any other matters to be voted upon at the special meeting will be set forth in the preliminary and definitive proxy statements (when available) for the proposed merger.

These documents are available free of charge as described in the preceding paragraph.